UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EQUITY RESIDENTIAL
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Equity Residential

2016 Proxy Statement and Annual Meeting of Shareholders

Prism at Park Avenue South – New York, NY

Notice of 2016 Annual Meeting of Shareholders

April 20, 2016

Dear Fellow Shareholders,

You are cordially invited to attend Equity Residential’s 2016 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, June 16, 2016 at 1:00 p.m. at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, at which time shareholders of record at the close of business on April 8, 2016 will be asked to:

•	Elect thirteen trustees to a one-year term;

•	Ratify our selection of Ernst & Young LLP as our independent auditor for 2016;

•	Approve our executive compensation; and

•	Consider any other business properly brought before the meeting.

Your vote is very important. Whether or not you attend the meeting in person, we urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Our Board of Trustees values your opinion as a shareholder and appreciates your continued support of Equity Residential.

Sincerely,

David J. Neithercut

President and Chief Executive Officer

Bruce C. Strohm

Executive Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Residential (“Equity Residential” or the “Company”) on or about April 20, 2016 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 16, 2016 at 1:00 p.m. at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606.

SUMMARY OF MATTERS FOR SHAREHOLDER VOTING

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1:     Election of Trustees

The Board recommends a vote FOR the election of the following nominees for trustee (the “Trustees”) named in this Proxy Statement.

Name	Trustee since	Independent	Committee Memberships
			Audit	Compensation	Governance
Samuel Zell, Chairman	1993
Gerald A. Spector, Vice Chairman	1993	✓	✓
Charles L. Atwood, Lead Trustee	2003	✓	✓		✓
David J. Neithercut, CEO & President	2006
John W. Alexander	1993	✓		✓	✓
Linda Walker Bynoe	2009	✓	✓		✓
Connie K. Duckworth	2015	✓	✓
Mary Kay Haben	2011	✓		Chair	✓
Bradley A. Keywell	2011	✓		✓
John E. Neal	2006	✓	Chair
Mark S. Shapiro	2010	✓		✓	✓
Stephen E. Sterrett	2015	✓	✓
B. Joseph White	1993	✓		✓	Chair
Meetings in 2015			9	6	5

Proposal 2:     Ratification of Ernst & Young LLP as Independent Auditor for 2016

The Board recommends a vote FOR this proposal.

Proposal 3:     Advisory Approval of Executive Compensation

The Board recommends a vote FOR this proposal.

GOVERNANCE OF THE COMPANY

Corporate Governance

The Company is dedicated to establishing and maintaining high standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders. Below are the Company’s governance highlights.

  ✓  11 of 13 Trustee Nominees are Independent

  ✓  Annual Election of Trustees

  ✓  Majority Voting for Trustees

  ✓  Independent Lead Trustee

  ✓  Independent Board Committees

  ✓  Separate Chairman & CEO

  ✓  Trustees Meet in Executive Session without Management

  ✓  Risk Oversight by Board and Committees

  ✓  Annual Board Self-Assessment Process

  ✓  Active Shareholder Engagement

  ✓  Regular Succession Planning

  ✓  No Employment Agreements with Executives

  ✓  No Excise Tax Gross-Up provision in new Change in Control Agreements

  ✓  Internal Disclosure Committee for Financial Reporting

  ✓  Share Ownership Guidelines for Trustees and Executives

  ✓  Prohibition against Hedging of Company shares

  ✓  No Shareholder Rights Plan

  ✓  Bylaws include Proxy Access Nominating Provisions

  ✓  Publish Annual Corporate Social Responsibility and Sustainability Report

  ✓  Executive Compensation Driven by Pay for Performance Philosophy

  ✓  Disclosure of Political Contribution Policy and Expenditures

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees, which currently consists of the thirteen members noted above.

Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and our independent auditor.

The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

KEY CORPORATE GOVERNANCE DOCUMENTS
Please visit the Company’s website at www.equityresidential.com in the investor section under “Corporate Governance” to view the following documents:
• Declaration of Trust • Bylaws • Board Committees and Charters	• Guidelines on Governance • Code of Ethics and Business Conduct
These documents are also available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com). No information contained on the Company’s website is part of or incorporated into this Proxy Statement.

Board Leadership Structure

Since the formation of the Company in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer. Samuel Zell has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role. Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating two of the largest real estate investment trusts (“REITs”) in the country: the Company, which has delivered a 14.3% annualized total shareholder return from its IPO in August 1993 through December 31, 2015, and Equity Office Properties Trust, which delivered a 17.4% annualized total shareholder return from its IPO in July 1997 through its sale in February 2007. Mr. Zell also founded Equity LifeStyle Properties (NYSE: ELS), the largest REIT in its sector and one that has delivered a 16.2% annualized total shareholder return from its IPO in February 1993 through December 31, 2015.

As our Chairman, Mr. Zell presides over meetings of the full Board of Trustees, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry. David J. Neithercut, our President and CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our Lead Trustee. We believe the Company is well-served by our current leadership structure.

Lead Trustee

Charles L. Atwood has been the Company’s Lead Trustee since March 2009. Mr. Atwood’s duties as Lead Trustee include:

•	Consistent and regular communication with the CEO regarding the Board’s oversight responsibilities
•	Ensuring that the Board performs its annual evaluation of the CEO’s performance
•	Serving as liaison between Chairman and the other trustees
•	Presiding at all executive sessions and any Board meetings in the unlikely event the Chairman is not present
•	Participating with the CEO in planning and setting agendas for Board meetings
•	Determining with the CEO the necessary information trustees should receive and when they should receive it

Executive Sessions

Pursuant to the Company’s Guidelines on Governance, the non-management trustees of the Board meet in regularly scheduled executive sessions without management. The independent trustees also meet in executive session at least once a year. In 2015, the non-management trustees held four executive sessions, and the independent trustees held one executive session.

The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of management, the Board provides overall risk oversight, both directly and through its committees, to identify and assess the major risks the Company faces, and the strategies for monitoring and controlling such risks.

•	The Audit Committee reviews financial, accounting and internal control risks, in accordance with NYSE requirements, and has responsibility for the Company’s Code of Ethics and Business Conduct.
•	The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s leadership, management succession planning and compensation philosophy and programs.
•	The Corporate Governance Committee reviews the Company’s enterprise risk management, corporate governance risks, and is responsible for ensuring that the Board has the right mix of skills, experience and diversity to perform its overall risk oversight function.

Each of these committees meets with and reviews presentations from management and internal audit (as applicable) and reports to the Board, thereby keeping the entire Board fully informed and in a position to administer its overall risk management oversight responsibilities. Furthermore, at most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity.

Assessment of Board Performance and Board Processes

Recognizing the importance of a rigorous self-evaluation process to allow boards to assess their performance and identify and address any potential gaps in the boardroom, the Board conducts an annual self-assessment of the performance of the full Board, individual Board members and Board committees. The Chair of the Corporate Governance Committee is responsible for leading the evaluation process.

For the 2015 assessment, the Chair conducted a confidential and in-depth interview with each of the trustees and discussed with each trustee individually his or her own evaluation and provided the full Board and Committees with feedback on their performance. The Lead Trustee interviewed each of the trustees about their evaluation of the Chair of the Corporate Governance Committee and provided the Chair with feedback on his performance. This annual evaluation process provides a way to track progress in certain areas targeted for improvement from year to year and to identify ways to enhance the Board and Committees’ effectiveness. The assessments confirm whether the current Board leadership and structure continue to be optimal for the Company and are taken into account by the Corporate Governance Committee in making its recommendations to the Board regarding trustee nominees.

Management Development and Succession

The Board’s goal, through the oversight of the Compensation Committee, is to have an ongoing program for effective leadership development and succession for executive management. As reflected in the Company’s Corporate Governance Guidelines, the Compensation Committee discusses with the CEO his recommendations for management development and succession for the Company’s other executive officers. Additionally, the Compensation Committee oversees long range plans for management development and succession for the CEO.

The Board’s executive succession plan involves conducting regular talent reviews, creating profiles of ideal candidates and selecting potential successors expected to fit the needs of the Company over time. In implementing these plans, the Board believes that, at its core, succession planning: (1) is a board-driven, collaborative and continuous process; (2) should take into account the Company’s long-term strategic goals; and (3) involves building a talent-rich organization by attracting and developing the right people. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events. Furthermore, for 2015, ten percent of the assessment of the executive officers’ annual performance was based on individual goals that include development, succession or leadership-oriented goals. In addition to their review of executive officer development and succession, the Board is regularly updated on key talent indicators for the overall workforce, including diversity and other development programs.

In the event the Chairman of the Board and/or the CEO is unexpectedly unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim successor to the Chairman, (ii) the Chairman shall automatically be appointed to serve as the interim successor to the CEO and (iii) the Lead Trustee will promptly call a meeting of the Board for the purposes of appointing a special committee to start the process to recommend candidates to serve as a permanent replacement for either or both positions.

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees.

The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. Pursuant to such policy, the Audit Committee, consisting solely of independent trustees, approved a transaction in July 2011 whereby ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner, leases its corporate headquarters pursuant to a ten-year lease from an entity controlled by Mr. Zell. While the rules of the Securities and Exchange Commission (“SEC”) classify this lease as a “related-party transaction”, the Company deems the lease to be immaterial and no different than any other office lease transaction that the Company could have entered into on arms-length terms at the same time. Specifically, an independent commercial office brokerage firm confirmed in a report to the Audit Committee that at the inception of the lease, the lease had terms that were equivalent to, or more tenant-friendly than, any other arms-length office lease with a ten-year term, entered into at the time, for similar space in Chicago’s West Loop neighborhood. Furthermore, the lease does not, in the opinion of the Company and the independent members of the Board, affect Mr. Zell’s ability to act in the best interests of the Company and its shareholders as the amount of lease income is insignificant for Mr. Zell in relation to his considerable net worth. Amounts incurred by the Company for the office lease and related office facility services in 2015 totaled $2,560,846.

Trustee Resignation Policy

The Company has a majority vote standard for the election of trustees in uncontested elections which incorporates a trustee resignation policy for any trustee who does not receive the requisite vote. This resignation policy requires that any trustee nominee who is not elected by a majority of votes cast must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly publicly disclose its decision and rationale.

Share Ownership Guidelines

In keeping with its belief that aligning the financial interests of the Company’s executive officers and trustees with those of the shareholders will result in enhanced shareholder value, the Board has established the following executive officer and trustee share ownership guidelines:

Position	Minimum Share Ownership
CEO	5x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	1x base salary
Trustees	$250,000

Executive officers and trustees have three years from appointment to comply with the ownership requirements. All of our executive officers and trustees have met their respective share ownership requirements or are in the permitted time frame to achieve such ownership.

The following unpledged equity interests count toward fulfillment of ownership guidelines:

•	Company shares;
•	Partnership interests in the Operating Partnership (“OP Units”); and
•	Restricted shares in the Company and restricted units in the Operating Partnership granted in connection with compensation awards. Restricted units are interests that are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax restrictions. Restricted shares and restricted units are collectively referred to in this Proxy Statement as “Share Awards”.

Securities Trading Policy and Prohibition against Hedging of Company Equity Securities

The Company’s Securities Trading Policy sets forth guidelines and restrictions applicable to trustees and executive officers of the Company regarding transactions involving Company securities. Pursuant to this policy, the Company regularly imposes a trading moratorium on all trustees and all high level officers when they have knowledge of material non-public information. Among other things, this policy also prohibits our trustees and executive officers from selling any Company shares if he or she does not own the security at the time of sale (commonly called a “short sale”). This policy further prohibits trustees and executive officers from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of their Company equity securities.

Corporate Social Responsibility

The Company is devoted to the incorporation of sustainability and social responsibility concepts in all aspects of its business. For further information, please view the Company’s 2015 Corporate Social Responsibility and Sustainability Report posted at www.equityresidential.com in the sustainability section. The Company is especially proud of its performance in the 2015 Global Real Estate Sustainability Benchmark (GRESB) Survey– a globally-recognized third-party analysis of more than 700 real estate portfolios worldwide. In the Company’s second year of participation in GRESB, it was recognized as a Global/Residential Sector Leader – the top performer among all residential firms.

Political Contributions Policy

The Company has a robust policy governing the approval of any political expenditures made by or on its behalf. The policy, together with a disclosure on the amount spent under the policy during the previous calendar year, is available on the Company’s website at www.equityresidential.com in the investor section under “Corporate Governance”. As part of the policy, the Corporate Governance Committee conducts an annual review to ensure that all political spending under the policy is legitimately linked to the Company’s business purpose and strategic intent.

Biographical Information and Qualifications of Trustees

Our Trustees bring to the Company’s Board a wealth of leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and have the collective experience that meets the Company’s strategic objectives and contributes to the Board’s effectiveness as a whole. They also all bring public board and committee experience and have an understanding of corporate governance practices and trends. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described under “Trustee Nomination Procedures” below.

Set forth below are biographies of each of our trustees as of April 1, 2016, which include a discussion of the specific skills and expertise that led to the Board’s conclusion that such individual should serve as a Trustee of the Company.

SAMUEL ZELL, 74, our founder and the Company’s Chairman since our initial public offering in 1993, is Chairman and Chief Executive Officer of Equity Group Investments, the private entrepreneurial investment firm he founded more than 45 years ago. He is also the founder of Equity International, a private investment firm focused on real estate-related companies outside the U.S. He also serves as chairman of Anixter International, Inc. (NYSE: AXE), Covanta Holding Corporation (NYSE: CVA), Equity Commonwealth (NYSE: EQC) and Equity LifeStyle Properties, Inc. (NYSE: ELS). Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time. Mr. Zell served as the chairman of the Tribune Company, a private media conglomerate, until December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy. Mr. Zell serves on the President’s Advisory Board at the University of Michigan and with the combined efforts of the University of Michigan Business School, established the Zell/Lurie Entrepreneurial Center. He is also a long-standing supporter of the University of Pennsylvania Wharton Real Estate Center, where he endowed the Samuel Zell/Robert Lurie Real Estate Center. Zell also endowed Northwestern University’s Center for Risk Management. Mr. Zell received a J.D. from the University of Michigan Law School.

Mr. Zell’s Skills and Expertise:

•	Over 45 years of experience as a chairman, director, and executive of companies in various industries around the world
•	Active manager of billions of dollars of global investments
•	Strong track record of stewarding companies towards the maximization of their potential
•	Recognized as a founder of the modern REIT industry and a leading driver for increased transparency and disclosure by public companies

GERALD A. SPECTOR, 69, our Vice Chairman since January 2008, was the Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement in December 2007. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer from December 2007 through December 2009. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector serves as a director of Equity Commonwealth (NYSE: EQC) and is a former Certified Public Accountant.

Mr. Spector’s Skills and Expertise:

•	Demonstrated leadership skills at the corporate board and executive levels
•	Extensive management and financial experience acquired through 40 years of managing and operating real estate companies through various business cycles
•	Experienced in driving operational excellence and development of strategic changes in portfolio focus
•	Audit committee financial expert, based on his extensive financial and accounting experience

CHARLES L. ATWOOD, 67, our Lead Trustee since March 2009, served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until his retirement in December 2008. Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979. During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development, and design and construction projects, representing tens of billions of dollars of transactions. Mr. Atwood serves as a director of Pinnacle Entertainment, Inc. (NYSE: PNK), Gala Coral, a private United Kingdom gaming industry company and ALST Casino Holdco, LLC, a private company in the casino and hospitality industry. Mr. Atwood received an M.B.A. in finance from Tulane University.

Mr. Atwood’s Skills and Expertise:

•	Exceptional expertise in dealing with complex accounting, financial, regulatory and risk assessment issues, gained as CFO of a large international corporation
•	Board and executive leadership experience in a wide range of complicated strategic transactions at multi-faceted companies
•	Audit committee financial expert, based on prior experience as a CFO

DAVID J. NEITHERCUT, 60, has served as Chief Executive Officer of the Company since January 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments, L.L.C., an owner, manager and financier of real estate and corporations. Mr. Neithercut is a director of General Growth Properties, Inc. (NYSE: GGP). He is a member of the Executive Board of the National Association of Real Estate Investment Trusts (NAREIT) of which he served as Chairman in 2015. He also serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the MBA Real Estate Program Advisory Board at Columbia University. Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

Mr. Neithercut’s Skills and Expertise:

•	Uniquely qualified as the Chief Executive Officer of the Company
•	Long and successful track record in various leadership roles at the Company and other organizations, including leading the development and execution of the Company’s portfolio repositioning over the last 10 years
•	Wealth of expertise in dealing with complex management, financial and business issues

JOHN W. ALEXANDER, 69, has been President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies, since 1994. He also has been a partner of Meringoff Equities, a real estate investment company, since 1987 and previously served as its Chief Financial Officer and as a managing director. He had earlier careers at Citibank and Toronto-based Cadillac Fairview, which was North America’s largest public real estate company at that time.

Mr. Alexander’s Skills and Expertise:

•	Extensive hands-on management experience at various large companies in the real estate industry with similar activities to those of the Company
•	Important insights gained from many years of board and leadership responsibilities
•	Great depth of knowledge of the Company’s business and strategy

LINDA WALKER BYNOE, 63, has been President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994. Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc. (NYSE: AXE), Northern Trust Corporation (NASDAQ: NTRS) and Prudential Retail Mutual Funds and is a former director of Simon Property Group, Inc. (NYSE: SPG). Ms. Bynoe received an M.B.A. from Harvard Business School.

Ms. Bynoe’s Skills and Expertise:

•	Extensive experience as a director of financial services and other complex companies
•	Diverse consulting and investment experience in various industries
•	Audit committee financial expert, based on her expertise in accounting and financial risk management, as well as experience on other public company audit committees

CONNIE K. DUCKWORTH, 61, is the Chairman and CEO of ARZU, Inc., the social enterprise she founded in 2004 which empowers destitute women weavers in rural Afghanistan. Ms. Duckworth served as a Partner and Managing Director of The Goldman Sachs Group, Inc., until her retirement in 2001. She is a trustee of the Northwestern Mutual Life Insurance Company, a director of Steelcase Inc. (NYSE: SCS), and formerly served as a director of Russell Investment Group, Smurfit-Stone Container Corporation, Nuveen Investments and DNP Select Income Fund Inc. Ms. Duckworth received an M.B.A. from the Wharton School of the University of Pennsylvania.

Ms. Duckworth’s Skills and Expertise:

•	Extensive experience with over 20 years of executive leadership in the financial services industry
•	Successful social entrepreneur with proven operational skills in rapidly-changing settings
•	Well-seasoned board member with service on numerous boards of other public companies and not-for-profit entities

MARY KAY HABEN, 59, served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011. At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging social media. Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc. These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives. She serves as the lead director of Bob Evans Farms, Inc. (NASDAQ: BOBE) and is a director of The Hershey Company (NYSE: HSY). Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business.

Ms. Haben’s Skills and Expertise:

•	Substantial experience as a brand builder and consumer products business leader
•	Proven track record in exceeding consumer expectations through innovation and implementation of business strategies in various markets and media platforms
•	Valuable marketing perspective as the Company continues to focus on ways to engage with current and future residents

BRADLEY A. KEYWELL, 46, is a co-founder and director of Groupon, Inc. (NASDAQ: GRPN); MediaBank LLC, a provider of integrated media procurement technology; and Echo Global Logistics, Inc. (NASDAQ: ECHO). He is also co-founder and CEO of Uptake Technologies LLC, a predictive analytics company, and the managing partner of Lightbank, a venture fund, and Meadow Lake Management LLC, an investment and advisory firm. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Keywell received a J.D. from the University of Michigan Law School.

Mr. Keywell’s Skills and Expertise:

•	Successful entrepreneur in both public and private markets across wide-ranging industries, with strong ability to assess risks relating to new ventures and investments
•	Recognized leader in incorporating technological innovation to implement corporate strategy, operations and growth
•	Diverse leadership and management experience

JOHN E. NEAL, 66, is a partner of Linden LLC, a private equity firm. Mr. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance, including leading the real estate lending and corporate banking businesses at Bank One Corporation, Kemper Financial Services and Continental Bank. He serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries. He received an M.B.A. from Harvard Business School.

Mr. Neal’s Skills and Expertise:

•	Deep executive and management leadership experience in the real estate lending industry, during various and challenging business cycles
•	Valuable insight into capital markets and trends
•	Audit committee financial expert, based on banking and financial background

MARK S. SHAPIRO, 46, has served as the Chief Content Officer at IMG, a global leader in sports, fashion and media since September 2014. He previously held various executive positions, including Chief Executive Officer, at Dick Clark Productions, an independent producer of television programming, from May 2010 to September 2014. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he ultimately served as Executive Vice President, Programming and Production and had significant responsibility in building the strength of the network’s brand which garnered numerous Emmy and Peabody awards. Mr. Shapiro also serves as a director of Live Nation Entertainment, Inc. (NYSE: LYV), Frontier Communications Corporation (NASDAQ: FTR), and Papa John’s International, Inc. (NASDAQ: PZZA) and is a former director of the Tribune Company.

Mr. Shapiro’s Skills and Expertise:

•	Business acumen as a CEO and board member of large and complex organizations
•	Provider of unique and critical insights and innovation in media, marketing and branding strategies
•	Insights into organizational transformation to deal with diverse economic and market-based challenges

STEPHEN E. STERRETT, 60, served as the Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc. (NYSE: SPG), one of the largest REITs in the world by equity market capitalization and a S&P 100 company, until his retirement in December 2014. He spent more than 26 years in various positions at Simon and its predecessor companies and had served as the Company’s Chief Financial Officer since 2000. Prior to joining Simon, Mr. Sterrett was a Senior Manager at the international firm of Price Waterhouse. Mr. Sterrett serves as a director of Berry Plastics Group, Inc. (NYSE: BERY) and Realty Income Corporation (NYSE: O), and received an M.B.A. from Indiana University.

Mr. Sterrett’s Skills and Expertise:

•	Extraordinarily equipped with wide-ranging knowledge in real estate and public company matters
•	Executive leadership experience and expertise in financial, operational and strategic issues facing large real estate companies
•	Audit committee financial expert, based on prior experience as a CFO

B. JOSEPH WHITE, 68, is President Emeritus of the University of Illinois and The James F. Towey Professor of Business and Leadership in the College of Business at the University’s Urbana-Champaign campus. Mr. White served as President of the University of Illinois, a $4.5 billion enterprise with multiple locations and 25,000 employees, from February 2005 to December 2009, and in January 2010 was appointed President Emeritus. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and as Interim President of the University of Michigan in 2002. His executive experience has included serving as vice president for management development, personnel and public affairs of Cummins, Inc., a global manufacturing company. Mr. White is a director of Kelly Services, Inc. (NASDAQ: KELYA) and Gordon Food Service, a food service distributor. Mr. White received an M.B.A. from Harvard Business School and a doctorate in Business Administration from the University of Michigan. Mr. White is the author of two books on corporate leadership and governance.

Mr. White’s Skills and Expertise:

•	Specialist in academic studies of leadership and management, human resource management, organizational change and corporate governance
•	Extensive executive experience dealing with leadership and management challenges faced by large organizations
•	Commitment to robust observance of corporate governance responsibilities of boards in the public, private and non-profit domains

Board Committees

The Board has key standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Board also has an Executive Committee. The members of the key committees are shown above on page 1.

Audit Committee

The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the following members of the Audit Committee are designated as “financial experts” under such listing standards and SEC rules: John E. Neal (Chair), Charles L. Atwood, Linda Walker Bynoe, Gerald A. Spector and Stephen E. Sterrett. The Audit Committee’s responsibilities as set forth in its charter include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2015, no member of the Audit Committee served on more than two other public company audit committees.

Compensation Committee

The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards. The Compensation Committee’s responsibilities as set forth in its charter include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans, including diversity and other development programs.

Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards. The Corporate Governance Committee’s duties as set forth in its charter include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and shareholder proposals relating to governance matters, and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee is also responsible for the Board’s oversight of enterprise risk management.

Executive Committee

The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Charles L. Atwood and John E. Neal.

Meetings

During 2015, the Board held seven meetings, with 94% average attendance. No trustee attended fewer than 82% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Nine trustees attended the 2015 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Guidelines on Governance.

Trustee Nomination Procedures

Trustee Qualifications and Diversity

The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. As a general matter, the Board does not believe it should retain a mandatory retirement age for trustees or establish term limits for trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each trustee continues to act in a manner consistent with the best interests of the shareholders, the Board and the Company.

Identifying and Evaluating Nominees

The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members and specialized knowledge or experience.

The Corporate Governance Committee Chair and all other members of the Corporate Governance Committee (which Committee includes the Lead Trustee), and the Chief Executive Officer (on a non-voting basis), interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications as set forth in the Company’s Guidelines on Governance, it will recommend the nomination of the candidate to the Board.

New Trustee since 2015 Annual Meeting of Shareholders

After considering a substantial number of candidates and comprehensively reviewing their abilities and qualifications, at the recommendation of the Corporate Governance Committee, Ms. Duckworth was appointed to the Board in December 2015. Given her strong background as reflected in her biography on page 10, the Board believes she provides valuable knowledge and perspective to the Company.

Shareholder Nominees

The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the following procedures:

Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record at the record date set by the Board for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Board if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the close of business on the 150th day, nor later than the close of business on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2017, the Corporate Secretary must receive the notice after the close of business on November 21, 2016, and prior to the close of business on December 21, 2016. The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that section.

The Company’s shareholders also possess the right to nominate candidates to the Board through proxy access provisions of the Company’s Bylaws. On October 1, 2015, the Company amended and restated its Bylaws to, among other things, implement a proxy access provision after discussions with many of its large shareholders as well as the proponent of the proxy access proposal that received majority support at the Company’s Annual Meeting in June 2015. The Bylaws now permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least 3 years, to include in the Company’s annual meeting proxy materials trustee nominations for up to 20% of the seats on the Board, subject to the other terms and conditions of the Bylaws. The foregoing is a summary of Article II, Section 16 of the Bylaws of the Company and is qualified in its entirety by the text of that section.

Electronic copies of the Bylaws are available on the Company’s website at www.equityresidential.com in the investor section under “Corporate Governance”, and hard copies are available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).

Biographical Information of Executive Officers

Set forth below are biographies of each of our executive officers as of April 1, 2016.

David J. Neithercut. See “Biographical Information and Qualifications of Trustees”.

Barry S. Altshuler, 57, has been Executive Vice President - Investments of the Company since February 2015. Mr. Altshuler served as the Company’s Senior Vice President – Investments from January 2007 to January 2015, as Vice President of Acquisitions from April 2002 to December 2006 and as Vice President of Asset Management from January 1998 to March 2002. Mr. Altshuler serves on the Executive Committee of the Central City Association of Los Angeles and the University of Florida Real Estate Advisory Board and is a member of the Urban Land Institute (“ULI”). Mr. Altshuler also serves on the Board of Directors of the California Apartment Association.

Alexander Brackenridge, 52, has been Executive Vice President – Investments of the Company since February 2015. Mr. Brackenridge served as the Company’s Senior Vice President – Investments from May 2002 to January 2015 and has held various acquisitions and asset management positions within the Company since 1993. Mr. Brackenridge serves on the Board of Governors at the Real Estate Board of New York and is a member of the Greater Boston Real Estate Board, the National Multifamily Housing Council (“NMHC”) and ULI. Mr. Brackenridge received an M.B.A. from Yale University.

Alan W. George, 58, has been Executive Vice President and Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002. Mr. George serves on the Executive Committee of NMHC and is also a member of ULI.

Mark J. Parrell, 49, has been Executive Vice President and Chief Financial Officer of the Company since October 2007. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007, and served in various roles in the Company’s finance group since September 1999. Mr. Parrell serves as the Chair of the Finance Committee of NMHC and is a member of ULI. He is a director of Brookdale Senior Living Inc. (NYSE: BKD) and served as a director of Aviv REIT, Inc. until April 1, 2015, when it merged with a purchaser. Mr. Parrell received a J.D. from Georgetown University Law Center.

John Powers, 68, has been Executive Vice President – Human Resources since December 2005 and is retiring from the Company in June 2016. Mr. Powers was Senior Vice President – Human Resources from October 2000 to December 2005.

David S. Santee, 57, has been Executive Vice President and Chief Operating Officer of the Company since April 2013. Mr. Santee served as the Company’s Executive Vice President – Operations from January 2007 to April 2013 and as Executive Vice President – Eastern Division from November 1996 to December 2006.

Christa L. Sorenson, 55, has been Executive Vice President – Human Resources of the Company since December 2015. Ms. Sorenson was the Senior Vice President – Organization and Talent Development from July 2008 to December 2015, and served in various other roles in the Company’s Organization and Talent Development group since March 2003.

Bruce C. Strohm, 61, has been Executive Vice President and General Counsel of the Company since March 1995 and Corporate Secretary of the Company since March 2011. Mr. Strohm received a J.D. from Northwestern University Law School.

Mark N. Tennison, 55, has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison was Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multifamily investment and operating company, from October 1997 through March 2003. He is a member of ULI and NMHC.

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 24, 2016, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers, and the trustees and all executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the common shares listed. On March 24, 2016, a total of 380,079,705 common share equivalents (comprised of common shares, OP Units and restricted units) were outstanding.

	Common Share Equivalents (1)(2)		Options Exercisable in 60 Days (3)	Percent of Common Shares (1)(2)	Percent of Common Share Equivalents (1)(2)
David J. Neithercut	736,748	(4)	1,698,318	*	*
David S. Santee	124,108		0	*	*
Alan W. George	245,969		210,180	*	*
Mark J. Parrell	90,429		107,951	*	*
Bruce C. Strohm	139,031		117,975	*	*
Samuel Zell	8,125,189	(5)	1,576,174	2.62%	2.54%
John W. Alexander	69,462	(6)	28,208	*	*
Charles L. Atwood	30,602		24,501	*	*
Linda Walker Bynoe	17,955		28,403	*	*
Connie K. Duckworth	744		0	*	*
Mary Kay Haben	9,954		17,537	*	*
Bradley A. Keywell	14,629		19,130	*	*
John E. Neal	22,824		0	*	*
Mark S. Shapiro	10,297		27,645	*	*
Gerald A. Spector	390,308	(7)	40,536	*	*
Stephen E. Sterrett	5,129		2,006	*	*
B. Joseph White	31,738		25,010	*	*

Trustees and Executive Officers as a Group	10,227,798		4,376,924	3.90%	3.80%

*	Less than 1%.

(1)	Excludes the Long-Term Incentive Plan Awards granted in February 2015 and February 2016 under the Company’s Long-Term Incentive Plan which remain subject to earn out at the end of their respective three-year performance periods, as discussed in more detail in the following pages.

(2)	Includes the following number of common shares and OP Units over which the executive officer or trustee disclaims beneficial ownership: Mr. Neithercut (66,098 common shares), Mr. Zell (1,365,786 common shares and 3,388,316 OP Units) and Mr. Spector (84,687 common shares). The total number of common shares and OP Units pledged as security for loans by our executive officers and trustees as of March 24, 2016 is 1.3% of the Company’s total outstanding number of common share equivalents.

(3)	The quantities of options shown reflect equitable adjustments required by the Company’s 2011 Share Incentive Plan as a result of the special cash dividend declared by the Company on February 22, 2016. Exercise prices for each option were also equitably adjusted for the same reason.

(4)	Includes 2,874 common shares, and 1,449,643 options, beneficially owned by a family limited partnership, of which Mr. Neithercut is the general partner and, as such, may be deemed the beneficial owner. Also includes the following shares over which Mr. Neithercut has no voting or dispositive power and disclaims beneficial ownership except to the extent of any pecuniary interest therein: (i) 1,802 common shares beneficially owned by a trust for the benefit of Mr. Neithercut’s spouse, and (ii) 64,296 common shares beneficially owned by trusts for the benefit of Mr. Neithercut’s children. 40,000 of the common shares shown were pledged for a line of credit.

(5)	Includes 36,553 common shares beneficially owned by a trust of which Mr. Zell is the sole trustee and beneficiary and, as such, may be deemed the beneficial owner. Also includes the following shares over which Mr. Zell has no voting or dispositive power and disclaims beneficial ownership except to the extent of any pecuniary interest therein: (i) 600 common shares beneficially owned by a trust of which Mr. Zell’s spouse is the trustee, (ii) 1,206,968 common shares beneficially owned by an entity whose sole member is SZ Investments, L.L.C. (“SZ”), the managing member of which is Chai Trust Company, LLC (“Chai Trust”) of which Mr. Zell is not an officer or director, (iii) 3,738 common shares beneficially owned by trusts, of which Chai Trust is the trustee and (iv) 154,480 common shares beneficially owned by a family foundation of which Mr. Zell is a director. Also includes 3,788,990 OP Units, 3,388,316 of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership except to the extent of any pecuniary interest therein. 4,843,857 of the common shares and OP Units shown were pledged as security for various loans.

(6)	62,807 of the common shares shown were pledged for a line of credit.

(7)	Includes 25,015 common shares beneficially owned by a family trust, of which Mr. Spector is the sole trustee and, as such, may be deemed the beneficial owner. Also includes 27,500 common shares beneficially owned by a trust for the benefit of Mr. Spector’s family over which Mr. Spector has no voting or dispositive power and disclaims beneficial ownership except to the extent of any pecuniary interest therein.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s outstanding common shares as of December 31, 2015.

Name and Address of Owner	Common Shares	Percent of Common Shares
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	48,604,153	13.3%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	32,288,604	8.9%

Cohen & Steers, Inc. (3) 280 Park Avenue, 10th Floor New York, NY 10017	22,294,811	6.1%

State Street Corporation (4) State Street Financial Center One Lincoln Street Boston, MA 02111	21,005,252	5.8%

(1)

The Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”), an investment adviser, on behalf of itself and its subsidiaries on February 10, 2016, states that as of December 31, 2015, it has sole power to vote 1,218,710 shares, shared power to vote 310,100 shares, sole power to dispose of 47,587,597 shares and shared power to dispose of 1,016,556 shares. The Schedule 13G/A filed by Vanguard Specialized Funds - Vanguard REIT Index Fund (the “Vanguard Funds”) on February 9, 2016, states that as of December 31, 2015, it has sole power to vote 26,216,516 shares. Vanguard has previously confirmed that the 26,216,516 shares reported as beneficially owned by the

Vanguard Funds as of December 31, 2015 in its Schedule 13G/A are included in the 48,604,153 shares reported as beneficially owned by Vanguard in its Schedule 13G/A. The Schedule 13G/A filed by Vanguard also states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 565,037 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owners of 1,105,192 shares as a result of its serving as investment manager of Australian investment offerings.

(2)	The Schedule 13G/A filed by BlackRock, Inc. on behalf of itself and its subsidiaries on February 10, 2016, states that as of December 31, 2015, it has sole power to vote 29,082,751 shares and sole power to dispose of 32,288,604 shares.

(3)	The Schedule 13G/A filed by Cohen & Steers, Inc. on behalf of itself and affiliated entities on February 16, 2016, states that as of December 31, 2015, it has sole power to vote 8,815,878 shares and sole power to dispose of 22,294,811 shares. Such schedule shows that Cohen & Steers, Inc.’s wholly-owned subsidiary, Cohen & Steers Capital Management, Inc., an investment adviser, has sole power to vote 8,620,884 shares and sole power to dispose of 21,962,221 shares. Such schedule also shows that Cohen & Steers UK Limited, an investment adviser, has sole power to vote 194,994 shares and sole power to dispose of 332,590 shares.

(4)	The Schedule 13G filed by State Street Corporation on behalf of itself and its subsidiaries on February 12, 2016, states that as of December 31, 2015, it has shared power to vote and shared power to dispose of 21,005,252 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and programs, the compensation decisions made under those programs, and the performance metrics and other relevant factors the Compensation Committee used in making these decisions.

The Company’s 2015 executive compensation program is designed to attract, retain and motivate talented executives and to reward them for the achievement of pre-established company, business unit and tailored individual goals consistent with our strategic plan to create long-term value for our shareholders. This program is based on a strong performance-oriented compensation philosophy, increases transparency around the compensation process and emphasizes performance-based incentive compensation over fixed cash compensation so that each executive’s total direct compensation, other than base salary, is variable and not guaranteed. It further emphasizes pay for performance by strengthening the alignment between executive compensation and performance measured by pre-established goals with primarily objective quantitative performance metrics that align with the Company’s business strategy and the long-term interests of its shareholders, but does not incentivize undue risk taking.

At our 2015 Annual Meeting of Shareholders, 95% of our shareholders who voted approved our advisory report on the Company’s executive compensation. We believe our shareholders’ overwhelming support for the Company’s compensation program in 2015 reflects the strong alignment between our executive pay and performance.

2015 Highlights

2015 was an excellent year for the Company and one in which it produced some of the strongest financial growth and operational achievements in its history. Highlights included:

•	Produced year-over-year same store revenue growth of 5.1% and limited expense growth to only 2.5%, resulting in an increase to same store net operating income (“NOI”) of 6.5%. This is the fifth consecutive year of 5% or better NOI growth. (1)
•	Increased Normalized FFO per share on a year-over-year basis by 9.1% and the common share dividend per share by 10.5%. (2)
•	Achieved twelve-month Total Shareholder Return of 16.9%, beating the Apartments Index, the REIT Index and the S&P 500 Index (described below).
•	Received credit rating upgrades from Standard & Poor’s and Fitch, and a positive outlook from Moody’s. Overall financial strength permitted us to issue 30-year debt for the second consecutive year at very attractive pricing, extending the Company’s debt maturity profile.
•	Contracted to sell 72 assets to Starwood Capital for $5.365 billion, generating an approximately 11% unlevered internal rate of return and facilitating our exit from several non-core markets in a transaction that closed in January 2016, resulting in an $8 per common share special dividend paid in March 2016.
•	Named one of Fortune Magazine’s World’s Most Admired Companies, with recognition for having the second highest rated Quality of Management of all Real Estate Companies in this list.

•	Chosen as the 2015 Global/Residential Sector Leader by the Global Real Estate Sustainability Benchmark (“GRESB”) survey, a globally-recognized analysis of the sustainability performance of more than 700 real estate portfolios worldwide.

(1)	For reconciliations of operating income to same store NOI, along with same store revenue, expense and NOI information, see pages 45 and 46 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	Normalized FFO starts with Funds from Operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the Company’s actual operating performance. For reconciliations of net income to FFO and Normalized FFO referenced in this CD&A, see page 62 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. For reconciliations of earnings per share (“EPS”) to FFO per share and Normalized FFO per share referenced in this CD&A, see the Supplemental Appendix on page 37 of this Proxy Statement.

2015: Another Year of Strong Performance

The following charts demonstrate our performance over the past five years in growing our Normalized FFO per share, dividends per share and operating margins which created substantial long-term shareholder value and contributed to strong total shareholder return over this period.

(1)	Compound Annual Growth Rate (“CAGR”) represents the compounded annual growth rate of the metric over the referenced period, expressed as a percentage.

(1)	Operating margin as shown above is the ratio (expressed as a percentage) of the Company’s same store portfolio (as originally reported for each specific year) of properties’ net operating income divided by revenue. Net operating income equals rental income less direct property operating expenses (including real estate taxes and insurance) as well as an allocation of indirect property management costs.

The following chart shows the Company’s relative and absolute TSR(1) performance over the past one, three and five year periods. It compares the Company’s TSR versus three key benchmarks, the FTSE NAREIT Equity Apartments Index (“Apartments Index”), the FTSE NAREIT Equity REIT Index (“REIT Index”) and the S&P 500 Index.

(1)    The Company’s TSR represents the compounded annual return of an investment in common shares of the Company over the referenced period, expressed as a percentage, with the beginning and ending share prices being the first and last trading days, respectively, of the referenced period.

2015 EXECUTIVE COMPENSATION PROGRAM

Components of 2015 Executive Compensation Program

Annual Salary

Annual salaries of executive officers, the first component of the 2015 Executive Compensation Program, were set at levels competitive with other large companies engaged in the real estate industry with which the Company competes for executive talent. As it does annually, the Compensation Committee reviewed base salaries for the executive officers to determine whether any adjustments were necessary to reflect market conditions or changes in responsibilities. In 2015, no such adjustments were made.

Annual Incentive Plan

The second component of the 2015 Executive Compensation Program was an Annual Incentive Plan, which allowed the executive to earn from 0% to 200% of target annual incentive, by performance against pre-defined and pre-weighted annual goals (75% of which are objective measureable metrics for Mr. Neithercut and 60% of which are objective measureable metrics for the other named executive officers) established by the Compensation Committee.

The Goals were comprised of Corporate Goals, which were shared by all executives, and Business Unit goals, which were shared or unique to each executive, depending on areas of responsibility. These goals were pre-established, with the majority measured objectively and the rest subjectively. Each executive was also assigned individual goals for 2015; Mr. Neithercut by the Compensation Committee and the other executives by Mr. Neithercut and approved by the Compensation Committee. Individual goals were assessed subjectively and were intended to move the Company and/or business unit forward in terms of organizational structure, improve on such practices as collaboration among business units and enterprise-wide thinking, provide for appropriate leadership and succession management or otherwise address developmental needs of individuals or groups within the organization.

The Annual Incentive Plan rewarded achievement of these goals based on the Compensation Committee’s quantitative and qualitative assessment of the executives’ contributions to that performance. Performance against each goal was assessed against Threshold, Target and Maximum performance levels, equating to payouts at 50%, 100% and 200%, respectively, and each goal was assigned a weighting relative to the other annual goals. Results between Threshold and Target or between Target and Maximum were based on interpolation. Performance below Threshold would have earned 0%. The total annual incentive earned by an executive was the sum of the weighted annual incentive amounts earned with respect to each goal.

To further align the interests of our executives with our shareholders, half of the annual incentive earned was paid in “Performance Equity Grants” which are time-based equity grants of Share Awards and/or options to purchase Company shares (“Option Awards”). Share Awards will cliff vest, in full, on the three-year anniversary of the grant date and Option Awards will vest over three years at the rate of one-third of such award each year, all subject to continuous employment and other normal retirement provisions.

The other half of the annual incentive earned (the “Performance Bonus”) was paid in cash and/or, at the executive’s option, in the form of immediately vested restricted units, using the closing price of the Company’s shares on the day of its annual grant of Share Awards as the valuation price of such units.

Long-Term Incentive Plan

The third component of the 2015 Executive Compensation Program was the Long-Term Incentive Plan (“LTI Plan”), which allows the executive to earn from 0% to 200% of a target number of Share Awards, as determined by the Company’s relative and absolute Total Shareholder Return over a forward-looking three-year performance period compared to pre-established quantitative performance metrics. We refer to such awards subject to earn out under the LTI Plan as “LTI Awards”. This aligns the interests of our executives with the interests of our shareholders. LTI Awards that are earned by TSR results, as described above, cliff vest, in full, on the three-year anniversary of the grant date, subject to continuous employment and other normal retirement provisions. The LTI Awards were granted to executives in February 2015, at the target dollar amounts shown on page 27, covering the three-year performance period from January 1, 2015 through December 31, 2017, with the following pre-established quantitative performance metrics and potential payout levels:

		Performance Level (1)
% of Award	Metric	Threshold	Target	Maximum
50%	Percentile ranking of Company relative to companies in the Apartments Index	25%	50%	80%

25%	Percentile ranking of Company relative to companies in the REIT Index	25%	50%	80%

25%	Absolute Company TSR (2)	4%	8%	12%

(1)	Performance results with respect to each metric at Threshold, Target and Maximum equate to payouts of 50%, 100% and 200%, respectively. Results between Threshold and Target or between Target and Maximum are based on interpolation. Performance below Threshold earns 0%.

(2)	Absolute Company TSR represents the compounded annual return of an investment in common shares of the Company over the performance period, with the beginning and ending share prices being the average of the first and last 20 trading days, respectively, of the performance period.

The Compensation Committee, as promptly as practicable following the conclusion of the performance period, shall determine the performance of the Company’s TSR over the performance period and resulting earn out of LTI Awards compared against the performance metrics established for the period. If a Change in Control (as defined in the “Change in Control/Severance Agreements” section below) occurs at any time prior to the end of the performance period, the award shall fully vest on the date of the Change in Control, and the award shall be valued as though the performance period had ended on the date of the Change in Control.

Executives participating in the LTI Plan elect prior to the start of the performance period to settle the LTI Award at the end of the performance period in the form of either or a combination of both restricted shares and/or restricted units. With respect to an award that will be settled in the form of restricted shares, the Company shall not pay the grantee any dividends on such shares. Once the number of restricted shares earned has been determined after the end of the performance period, the Company shall make a cash payment to the grantee in an amount equal to all cash dividends that would have been paid on those restricted shares had they been outstanding and entitled to dividends during the performance period.

For income tax reasons, grantees of awards that will be settled in the form of restricted units: (1) will be issued restricted units at the time of grant at the maximum amount but such units will be subject to forfeiture (other than the partial distributions thereon) at the end of the performance period depending on the extent of the actual award earned and (2) will be paid a distribution in the amount of 10 percent of any cash distributions paid on OP Units during the period from the grant date to the date of final determination and true-up of restricted units earned. Once the number of restricted units earned has been determined and trued-up at the end of the performance period, the Company’s operating partnership shall make a cash payment to the grantee in the amount equal to all cash distributions that would have been paid on those earned restricted units had they been outstanding and entitled to full distributions during the performance period, less any previously paid partial distributions.

If a “Qualified Termination” of employment occurs during the first year of the performance period, the LTI Award shall be prorated in the proportion that the number of days employed during such year bears to 365 (or 366 if a leap year), as the award represents payment for services to be provided during the first year of the performance period. Qualified Termination is generally defined as: Termination of employment due to Death, Disability or Retirement at or after age 62, or in accordance with the provisions of the Rule of 70 which are described below in “Change in Control/Severance Agreements”. Vesting is immediate for all Qualified Termination events, other than Rule of 70 retirement where vesting continues after retirement, provided the grantee honors the non-compete/employee non-solicitation agreement. If the grantee’s employment terminates prior to vesting of the award for any reason other than pursuant to a Qualified Termination, any unvested awards shall be forfeited, unless the Compensation Committee determines otherwise.

2015 Target Compensation/Pay Mix

The following table shows the three components of our executive officers’ 2015 target compensation as described in the preceding pages:

		Annual Incentive Plan		LTI Plan
	Annual Salary	Performance Bonus (1)	Performance Equity Grants (1) (2)	LTI Awards (1)(3)	Total Target Compensation
D. Neithercut	$900,000	$1,800,000	$1,800,000	$3,600,000	$8,100,000
D. Santee	600,000	600,000	600,000	1,200,000	3,000,000
A. George	600,000	600,000	600,000	1,200,000	3,000,000
M. Parrell	600,000	600,000	600,000	1,200,000	3,000,000
B. Strohm	500,000	500,000	500,000	1,000,000	2,500,000

(1)	Amounts shown reflect a hypothetical 100% payout resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, as determined by actual performance results, as described in the following pages.

(2)	Performance Equity Grants are performance based annual long-term incentive grants consisting of Share Awards and/or Option Awards which remain subject only to time-based vesting.

(3)	LTI Awards covering the three-year performance period from January 1, 2015 to December 31, 2017, subject to earn out at the end of the three-year period.

The Compensation Committee believes that as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on the Company’s performance should also increase. Accordingly, a significant portion of our executive officers’ total target compensation was determined on the basis of performance with respect to pre-established quantitative performance metrics: 89% for Mr. Neithercut and 80% for the other executives. Furthermore, 45% of Mr. Neithercut’s target compensation and 40% of the other executives’ target compensation was comprised of LTI Awards and dependent on the Company’s relative and absolute TSR over a forward-looking three-year performance period.

CEO 2015 PAY MIX TARGET	OTHER EXECUTIVES’ 2015 PAY MIX TARGET

EVALUATION OF 2015 PERFORMANCE

The following tables present the total direct compensation paid and/or granted to our CEO and other named executive officers for their services in 2015 under the three components of the Company’s Executive Compensation Program described above, showing actual results, as applicable, for the performance described in further detail on the following pages.

Mr. Neithercut, Chief Executive Officer & President

Year	Salary	Share Awards (1)	Option Awards (1)	Target LTI Awards (2)	Performance Bonus (1)	Other Compensation	Total Compensation	SC Table Compensation (3)
2015	$900,000	$2,770,279	$0	$3,599,988	$2,770,279	$10,938	$10,051,484	$12,738,532

2014	900,000	5,457,316	0	--	1,984,435	10,581	8,352,332	8,139,683

2013	900,000	4,183,417	1,061,185	--	1,543,500	10,049	7,698,151	9,016,525

(1)	Represents compensation paid for the year in which services were performed, even though paid in February of the following year.
(2)	Represents the target grant date fair value of the LTI Awards granted in February 2015 for prospective service in 2015 which remain subject to earn out at the end of the three-year performance period from January 1, 2015 to December 31, 2017.
(3)	As reflected in the Summary Compensation Table (“SC Table”) on page 39.

Other Named Executive Officers

Name Salary	Share Awards (1)	Option Awards (1)	Target LTI Awards (2)	Performance Bonus (1)	Other Compensation	2015 Total Compensation	2015 SC Table Compensation (3)
D. Santee
$600,000	$856,741	$0	$1,199,935	$856,800	$7,950	$3,521,426	$4,116,609
A. George
600,000	901,740	0	1,199,935	901,800	16,860	3,620,335	4,146,518
M. Parrell
600,000	856,741	0	1,199,935	856,800	15,209	3,528,685	3,997,924
B. Strohm
500,000	713,963	0	999,961	713,963	10,908	2,938,795	3,409,815

(1)	Represents compensation paid for service in 2015, even though paid in February of the following year.
(2)	Represents the target grant date fair value of the LTI Awards granted in February 2015 for prospective service in 2015 which remain subject to earn out at the end of the three-year performance period from January 1, 2015 to December 31, 2017.
(3)	As reflected in the SC Table on page 39.

As noted in last year’s proxy statement, as a result of investor feedback, the Compensation Committee overhauled the executive officers’ compensation program for 2015, which included the establishment of the new multi-year forward looking long-term incentive program. The initial awards under the new LTI Plan were made in early 2015, with the ultimate value of such awards predicated on various future total shareholder return objectives for the performance period of 2015-2017. At the same time the Compensation Committee implemented the new (now existing) LTI Plan to provide compensation for services to be provided during 2015 and future periods, Share Awards were also made in early 2015 to account for historical performance that occurred in 2014 under the prior program.

Consequently, per SEC disclosure requirements, the SC Table for 2015 shown on page 39 contains a doubling of equity grants.

In order to provide shareholders with a more complete picture of CEO and the other named executive officer compensation across years, the tables above reconcile the incentives and equity grants made corresponding to the year of service and performance. These tables also show Mr. Neithercut’s annual direct compensation for the past three years, as well as his compensation reported in the SC Table for such years, and for each of the other named executive officers, their 2015 direct compensation and the 2015 compensation reported in the SC Table.

The primary difference between the tables above and the SC Table is that the SC Table is required to disclose the grant date fair value of all Share Awards and Option Awards in the year in which they were granted, which may or may not be the same year in which the services relating to the awards were provided. This doubling of equity grants will only apply for 2015 as a result of the shift in our compensation program as noted above. As the SC Table includes items that are not necessarily reflective of the compensation actually realized by the executive, the Compensation Committee believes the amounts disclosed as “Total Compensation” in the tables above is the best measurement of the annual direct compensation earned by the executive officers. The actual payout attributable to Share Awards, Option Awards and LTI Awards under our new compensation program will be based on future performance and common share prices.

The illustration below depicts the one-time issue of double reporting in the SC Table and direct overlap of awards that span two distinct programs and reward performance for two separate years.

2015 Annual Incentive Plan

For 2015, the Compensation Committee established the following Annual Incentive Plan Performance Goals - corporate, business unit and individual - with the following relative weightings for 2015:

CEO PERFORMANCE GOALS WEIGHT	OTHER EXECUTIVES’ PERFORMANCE GOALS WEIGHT

2015 Annual Incentive Plan Goals

	CEO	Other Executives
Corporate Goals

• Annual Growth in Normalized Funds from Operations per Share	25%	20%

• Annual Growth in Same Store Net Operating Income	25%	20%

• Leadership/Employee Engagement	15%	10%

• G&A and Property Management Costs	10%	10%

Business Unit Goals	0%	30%

Individual Goals	25%	10%

Total:	100%	100%

2015 Annual Incentive Plan Results

Corporate Goal #1: Annual Growth in Normalized Funds from Operations per Share

Threshold – 50%	Target – 100%	Maximum – 200%	2015 Results	% of Target Achieved
$3.31	$3.41	$3.51	$3.46	150%

Setting the Target: The 2015 Target for Corporate Goal #1 was established at $3.41 per share, representing a 7.6% increase over the $3.17 per share generated by the Company in 2014.

Performance: Actual Normalized FFO for 2015 was $3.46 per share, a 9.1% increase over 2014, therefore achieving 150% of Target.

Why is this metric important? Funds from Operations (“FFO”) is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company, because it excludes depreciation and gains or losses relating to sales of real estate. The Company uses “Normalized FFO”, which further excludes other items that by their nature are not comparable from period to period and tend to obscure actual operating results, as a method to compare the operating performance of the Company over a given time period to that of other companies and other time periods in a consistent manner.

Corporate Goal #2: Annual Growth in Same Store Net Operating Income

Threshold – 50%	Target – 100%	Maximum – 200%	2015 Results	% of Target Achieved
4.5%	5.0%	6.0%	6.50%	200%

Setting the Target: The 2015 Target for Corporate Goal #2 was for the Company to achieve 2015-over-2014 Same Store NOI growth of 5.0%.

Performance: Actual year-over-year Same Store NOI Growth in 2015 was 6.5%, far in excess of the Maximum performance level and a 90 basis point increase over the previous year’s result, therefore achieving 200% of Target.

Why is this metric important? The Company’s primary financial measure for evaluating each of its apartment communities is NOI, which represents rental income less direct property operating expenses (including real estate taxes and insurance) as well as an allocation of indirect property management costs. The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company’s apartment communities. Comparing NOI on a “same store” basis (i.e., looking at the exact same set of stabilized apartment communities over the periods being compared) allows for an apples-to-apples comparison, and helps investors compare the Company’s operating results to its competitors on a market-by-market basis.

Corporate Goal #3: Leadership/Employee Engagement

	Threshold – 50%	Target – 100%	Maximum – 200%	2015 Results	Weighted % of Target Achieved
Engagement (60%):	79%	83%	87%	82%	97%
Retention (40%):	70%	75%	80%	76%

Setting the Target: The 2015 Target for Corporate Goal #3 was for the Company to achieve an engagement score of 83% and a retention percentage of 75%, strong performance scores when compared to industry data and the Company’s historical performance in these areas.

Performance: Actual scoring in 2015 was an 82% engagement score and 76% retention percentage, achieving 97% of Target, and reflecting a successful effort to maintain previous success.

Why is this metric important? It is a core managerial principle that one of the strongest competitive advantages a company can have is an engaged and committed workforce. One way the Company measures the effectiveness of its executives’ leadership, is by assessing objective data relating to:

•    Employee Engagement, through an annual third-party anonymous survey of our workforce, and

•    Employee Retention, by calculating the percentage of the workforce that has been retained in the relevant period of time, excluding the effects of property acquisitions/sales and other non-comparable events.

Corporate Goal #4: G&A and Property Management Costs

Threshold – 50%	Target – 100%	Maximum –200%	2015 Results	% of Target Achieved
5.16%	5.00%	4.77%	5.06%	81%

Setting the Target: The 2015 Target for Corporate Goal #4 was for the Company to limit its general and administrative (“G&A”) and property management costs to 5.0% of total revenues. This target was more restrictive than the Company’s 2014 result, when its G&A and property management costs were 5.17% of total revenues.

Performance: Actual G&A and property management costs for 2015 were $139 million, or 5.06% of total revenues, achieving 81% of Target.

Why is this metric important? The Company believes that looking at general and administrative and property management costs is a helpful measurement to investors as one method of analyzing the Company’s stewardship of its capital. This metric, which the Company “normalizes” to exclude certain non-recurring or duplicative charges, includes the personnel and other “overhead” costs incurred by the Company to manage its operations, investments, finance and legal activities above the property level. Since these costs reduce Normalized FFO (as described above) and the cash available to pay dividends, the Company monitors this metric carefully and compares it to competitors.

Compensation for the Chief Executive Officer in 2015

To determine the amounts of Mr. Neithercut’s 2015 Performance Bonus and Performance Equity Grant, the Compensation Committee calculated results on the Corporate Goals, as delineated above, and assigned scores to his individual goals. The independent trustees of the Board then approved such calculations, scores and overall compensation.

Performance on Mr. Neithercut’s individual goals for 2015, which were assigned by the Compensation Committee, was assessed subjectively by the Committee, considering, among other things, industry leadership and reputation, his leadership in the areas of succession planning, communication and collaboration; execution of the Company’s current strategy with an eye on future opportunities; and communication with our investors and analysts. The Committee also noted that Mr. Neithercut was named 2015 Multifamily Executive of the Year by Commercial Property Executive magazine and 3rd best CEO of all REITs by Institutional Investor magazine, and leads the second highest rated management team among real estate companies, as cited by Fortune Magazine.

For 2015, Mr. Neithercut received a scoring of 147% of Target on the Corporate Goals (weighted at 75%) and a scoring of 175% of Target on his individual goals (weighted at 25%), resulting in an overall scoring of 154% of Target Achievement on his Performance Bonus and his Performance Equity Grant.

Compensation for the Other Named Executives in 2015

To determine the amounts of the Performance Bonus and Performance Equity Grant for the other named executive officers, the Compensation Committee calculated results on the Corporate Goals, and Mr. Neithercut, in consultation with the Compensation Committee, assessed each executive’s performance on his Business Unit Goals and individual goals for the year and then assigned scores to such goals.

David S. Santee. As Executive Vice President and Chief Operating Officer, Mr. Santee’s Business Unit Goals included IT initiatives, new store performance, achievement of customer loyalty metrics, as well as the appropriate oversight of all property operations (including property management, facilities services, real estate tax, pricing and product procurement for the Company’s entire portfolio of property assets), marketing and branding, sales and revenue strategy. His goals also included sustainability and enterprise risk management initiatives.

For 2015, Mr. Santee received a scoring of 146% on the Corporate Goals (weighted at 60%), a scoring of 150% on his Business Unit Goals (weighted at 30%) and a scoring of 100% on his individual goals, (weighted at 10%), resulting in an overall scoring of 143% of Target Achievement on his Performance Bonus and his Performance Equity Grant.

Alan W. George. As Executive Vice President and Chief Investment Officer, Mr. George’s Business Unit Goals included the appropriate oversight of acquisitions and dispositions, portfolio management, construction services and rehab activities. His goals also included sustainability and enterprise risk management initiatives.

For 2015, Mr. George received a scoring of 146% on the Corporate Goals (weighted at 60%), a scoring of 175% on his Business Unit Goals (weighted at 30%) and a scoring of 100% on his individual goals (weighted at 10%), resulting in an overall scoring of 150% of Target Achievement on his Performance Bonus and his Performance Equity Grant.

Mark J. Parrell. As Executive Vice President and Chief Financial Officer, Mr. Parrell’s Business Unit Goals included appropriately managing the Company’s accounting and corporate budgeting functions which include liquidity and capital planning management, overseeing the preparation of the Company’s financial statements, SEC periodic filings and financial planning and budgeting. He is also responsible for the oversight of the Company’s treasury department, which is responsible for capital market execution, and also oversees the income tax and investor relations departments. His goals also included sustainability and enterprise risk management initiatives.

For 2015, Mr. Parrell received a scoring of 146% on the Corporate Goals (weighted at 60%), a scoring of 150% on his Business Unit Goals (weighted at 30%) and a scoring of 100% on his individual goals (weighted at 10%), resulting in an overall scoring of 143% of Target Achievement on his Performance Bonus and his Performance Equity Grant.

Bruce C. Strohm. As Executive Vice President, General Counsel and Corporate Secretary, Mr. Strohm manages the legal department. His business unit goals included providing legal support for all capital market activities, asset acquisitions and dispositions, development activities and property operations; oversight of all Company litigation; supervision of all insurance placements; providing valuable advice to the Board and its committees on areas of corporate governance and other related matters, sustainability and enterprise risk management initiatives.

For 2015, Mr. Strohm received a scoring of 146% on the Corporate Goals (weighted at 60%), a scoring of 150% on his Business Unit Goals (weighted at 30%) and a scoring of 100% on his individual goals (weighted at 10%), resulting in an overall scoring of 143% of Target Achievement on his Performance Bonus and his Performance Equity Grant.

2015 Performance Bonus and Performance Equity Grants under the Annual Incentive Plan

The following table sets forth the target Performance Bonus and target Performance Equity Grants established in February 2015 and the actual awards made in February 2016 with respect to performance under the Annual Incentive Plan in 2015 for each of the named executive officers.

	Target Performance Bonus	Actual Performance Bonus	% of Target Achieved	Target Performance Equity Grant	Actual Performance Equity Grant	% of Target Achieved
D. Neithercut	$1,800,000	$2,770,290	154%	$1,800,000	$2,770,290	154%
D. Santee	600,000	856,800	143%	600,000	856,800	143%
A. George	600,000	901,800	150%	600,000	901,800	150%
M. Parrell	600,000	856,800	143%	600,000	856,800	143%
B. Strohm	500,000	714,000	143%	500,000	714,000	143%

2015 Long-Term Incentive Plan

The following chart shows the number of LTI Awards subject to earn out at threshold (50%), target (100%) and maximum (200%) performance levels under the 2015 LTI Plan, covering the three-year performance period from January 1, 2015 through December 31, 2017, with the pre-established quantitative performance metrics and potential payout levels described on page 25.

2015 – 2017 LTI Awards
	Below Threshold	Threshold	Target (1)	Maximum
D. Neithercut	0	19,784	39,569	79,138
D. Santee	0	6,600	13,201	26,402
A. George	0	6,594	13,189	26,378
M. Parrell	0	6,594	13,189	26,378
B. Strohm	0	5,495	10,991	21,982

(1)	The target number of shares is derived by dividing the target value of such awards ($3,600,000 for Mr. Neithercut; $1,200,000 for Mr. Santee, Mr. George and Mr. Parrell; and $1,000,000 for Mr. Strohm) by the Monte Carlo value as of the date of the award of $90.98 per restricted unit and $90.65 per restricted share. The Monte Carlo value was determined by an independent consultant to the Company. All of the awards are comprised of restricted units, other than the award to Mr. Santee which also included restricted shares.

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged an independent consultant, FPL Associates, L.P. (“FPL”), a nationally recognized compensation consultant, to conduct an analysis that benchmarked the Company’s executive compensation against a peer group of other large REITs. The Compensation Committee used this information as context for decisions about compensation practices and about pay levels for the executive officers.

PEER GROUP
1. Simon Property Group, Inc.

The 2015 peer group consisted of 17 other public REITs across a variety of asset classes (i.e., multifamily, office, industrial, hotel, retail, self-storage, health care, specialty and diversified) that were of the largest size (by total market capitalization) within the public real estate industry, each with a minimum level capitalization of $10 billion. The REITs included in this peer group are shown as ranked by the total capitalization used in the FPL analysis.

2. American Tower Corporation
3. General Growth Properties, Inc.
Equity Residential
4. Welltower Inc.
5. Vornado Realty Trust
6. Public Storage
7. Boston Properties, Inc.
8. ProLogis
9. Ventas, Inc.
10. HCP, Inc.
11. AvalonBay Communities, Inc.
12. Host Hotels & Resorts, Inc.
13. SL Green Realty Corp.
14. Macerich Company
15. Essex Property Trust, Inc. 16. Kimco Realty Corporation 17. UDR, Inc.

FPL compared the individual components and total compensation of the Company’s executives to the fiscal year 2014 compensation of executives in comparable positions within the peer group. The tables provided to the Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices, and then displayed each of the executive’s compensation as a percentage of the variance from the market median and 75th percentile. FPL found that total compensation for the Company’s named executive officers placed it 12% below the median for the peer group.

FPL also analyzed the level of compensation provided to the Company’s named executive officers on a single year basis as it related to both total capitalization and market capitalization (at December 31, 2014), finding that the Company ranked at the 83rd percentile in total capitalization (4th largest) and market capitalization (4th largest), but at only the 26th percentile (6th lowest) in total compensation.

To maintain the independence of the firm’s advice, FPL does not provide any services for the Company other than those described here as well as consulting to the Compensation Committee regarding Equity’s Executive Compensation Program implemented in 2015. In 2015, the Compensation Committee conducted a conflict of interest assessment, and no conflict of interest on the part of FPL was identified.

Compensation Clawback Policy

Under Section 304 of the Sarbanes-Oxley Act, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the non-compliant document, and (2) any profits realized from the sale of its securities during those 12 months.

Tax Deductibility of Compensation

If applicable, Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), would limit the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the compensation is paid pursuant to a plan that is performance based, non-discretionary and has been approved by the Company’s shareholders. The Company believes that because it qualifies as a real estate investment trust under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Risks

The Compensation Committee reviewed the elements of the Company’s compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from the Company’s compensation policies are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

2016 Target Compensation

The 2016 target compensation and compensation mix for our named executive officers are unchanged from 2015.

Supplemental Appendix

The following table shows the reconciliation of earnings per share (“EPS”) computed in accordance with generally accepted accounting principles (“GAAP”) to funds from operations (“FFO”) per share and Normalized FFO per share (as shown on page 22) for each of the five years ended December 31, 2015. All data shown is on a per share diluted basis.

	Year ended December 31,
Description	2015	2014	2013	2012	2011
Earnings per share	$2.36	$1.73	$5.16	$2.70	$2.95
Depreciation expense	2.00	2.00	2.71	2.12	2.10
Net gain on sales	(0.88)	(0.58)	(5.49)	(1.71)	(2.64)
Loss from continuing operations adjustments	--	--	(0.03)	--	--

FFO per share	$3.48	$3.15	$2.35	$3.11	$2.41

Asset impairment and valuation allowances	--	--	--	--	--
Property acquisition costs and write-off of pursuit costs	(0.03)	0.02	0.22	0.06	0.04
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	0.01	--	0.33	0.05	0.04
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(0.01)	--	(0.05)	--	(0.02)
Other miscellaneous non-comparable items	0.01	--	--	(0.46)	(0.04)

Normalized FFO per share	$3.46	$3.17	$2.85	$2.76	$2.43

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis provided above with the Company’s management. Based on this review and discussion, we recommended to the Board the Analysis be included in this Proxy Statement.

Compensation Committee:

Mary Kay Haben, Chair

John W. Alexander

Bradley A. Keywell

Mark S. Shapiro

B. Joseph White

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to our named executive officers during the years shown.

SUMMARY COMPENSATION TABLE

Year	Salary	Share Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation

David J. Neithercut Chief Executive Officer & President
2015 2014 2013	$900,000 900,000 900,000	$11,827,594 6,167,917 5,422,232	$0 1,061,185 1,140,744	$0 0 1,543,500	$10,938 10,581 10,049	$12,738,532 8,139,683 9,016,525

David S. Santee Executive Vice President & Chief Operating Officer
2015 2014 2013	600,000 600,000 600,000	2,651,859 1,980,923 1,362,437	$0 327,052 287,513	856,800 726,000 654,000	7,950 7,800 7,650	4,116,609 3,641,775 2,911,600

Alan W. George Executive Vice President & Chief Investment Officer
2015 2014 2013	600,000 600,000 600,000	2,627,858 2,122,950 1,967,427	$0 303,003 322,533	901,800 0 606,000	16,860 15,769 15,561	4,146,518 3,041,722 3,511,521

Mark J. Parrell Executive Vice President & Chief Financial Officer
2015 2014 2013	600,000 600,000 500,000	2,525,915 1,231,208 1,779,943	$0 243,750 260,021	856,800 663,000 487,500	15,209 7,800 12,450	3,997,924 2,745,758 3,039,914

Bruce C. Strohm Executive Vice President & General Counsel
2015 2014 2013	500,000 500,000 500,000	2,898,907 1,573,727 1,451,957	$0 243,750 234,030	0 0 487,500	10,908 10,548 10,056	3,409,815 2,328,025 2,683,543

(1)	Share Awards and Option Awards. The dollar amount shown is the grant date fair value of the Share Awards and Option Awards granted under the Company’s Annual Incentive Plan during the listed years for services performed in the prior year and the grant date target fair value of the LTI Awards granted in February 2015 under the Company’s LTI Plan for the three-year performance period from January 1, 2015 to December 31, 2017. Officers are offered the opportunity to receive some or all of their Performance Bonus in fully vested restricted units as an alternative to cash. The 2014 Performance Bonuses for Mr. Neithercut, Mr. George and Mr. Strohm, and the 2015 Performance Bonuses for Mr. Neithercut and Mr. Strohm, were paid in the form of fully vested restricted units and are included in the Share Awards column. Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2015, 2014 and 2013.

(2)	Non-Equity Incentive Plan Compensation. Represents discretionary performance bonuses paid in cash by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2015, 2014 and 2013 consist of Performance Bonuses paid in February 2016, 2015 and 2014, respectively. Any Performance Bonuses taken as fully vested restricted units as an alternative to cash are included in the amounts shown in the Share Awards column.

(3)	All Other Compensation. Represents other benefits provided to the named executive officers, including Company matching and contributions (if any) to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.

GRANTS OF PLAN-BASED AWARDS IN 2015

The following table shows the number of Share Awards and LTI Awards granted to the named executive officers in the calendar year 2015. No Option Awards were granted to the named executive officers in 2015.

		Number of Share	Estimated Future Payouts of LTI Awards Under Equity Incentive Plan (2)				Grant Date Fair Value
	Grant Date	Awards Granted (1)	Below Threshold (#)	Threshold (#)	Target (#)	Maximum (#)	of Awards (3)
D.Neithercut	2/5/15	92,709		---			$7,441,751
	2/5/15	---	0	19,784	39,569	79,138	3,599,988
D.Santee	2/5/15	18,088		---			1,451,924
	2/5/15	---	0	6,600	13,201	26,402	1,199,935
A.George	2/5/15	26,683		---			2,141,844
	2/5/15	---	0	6,594	13,189	26,378	1,199,935
M.Parrell	2/5/15	16,519		---			1,325,980
	2/5/15	---	0	6,594	13,189	26,378	1,199,935
B.Strohm	2/5/15	22,143		---			1,777,419
	2/5/15	---	0	5,495	10,991	21,982	999,961

(1)	Represents the February 2015 grant of Share Awards (including restricted units taken as a portion or all of a Performance Bonus) for services performed in 2014 which were approved by the Board on January 27, 2015. The Share Awards vest in full on the third anniversary of the grant date (subject to normal employment and retirement provisions previously discussed), except for the fully vested restricted units granted to Mr. Neithercut, Mr. George and Mr. Strohm (24,722, 8,894 and 7,381, respectively) as a Performance Bonus.

(2)	Represents the threshold (50%), target (100%) and maximum (200%) number of LTI Awards approved by the Board on January 27, 2015 and granted in February 2015 for the 2015-2017 performance period. The target number of LTI Awards is derived by dividing the grant date fair value of such awards ($3,599,988 for Mr. Neithercut; $1,199,935 for Mr. Santee, Mr. George and Mr. Parrell; and $999,961 for Mr. Strohm), by the Monte Carlo value as of the date of the award of $90.98 per restricted unit and $90.65 per restricted share. For additional information regarding the terms of LTI Awards, including vesting schedule and dividends, see page 25 of the CD&A.

(3)	The grant date fair value of the Share Awards was calculated based on the closing price of the common shares on the grant date of $80.27. The grant date fair value of LTI Awards reflects the value of the number of LTI Awards if earned at Target, using a Monte Carlo value as of the date of the award of $90.98 per restricted unit and $90.65 per restricted share.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

Option Awards				Share Awards		LTI Awards
Number of Unexercised Option Awards		Option Exercise	Option Expiration Date	Number of Earned/ Unvested Share Awards	Market Value of Earned/ Unvested Share Awards	Number of Unearned/ Unvested LTI Awards	Market Value of Unearned/ Unvested LTI Awards
Exercisable	Unexercisable	Price	(1)	(2)	(3)	(4)	(5)

D. Neithercut
340,238	--	$23.07	02/06/19	301,120	$24,568,381	54,293	$4,429,766
201,382	--	32.97	02/05/20	--	--	--	--
171,250	--	53.71	02/07/21	--	--	--	--
--	435,078	53.13	09/23/21	--	--	--	--
235,269	--	60.25	02/03/22	--	--	--	--
96,266	48,132	54.82	02/07/23	--	--	--	--
38,786	77,572	56.48	02/06/24	--	--	--	--

D. Santee
--	12,131	54.82	02/07/23	77,760	6,344,438	18,113	1,477,840
--	23,907	56.48	02/06/24	--	--	--	--

A. George
63,144	--	53.71	02/07/21	78,116	6,373,484	18,097	1,476,534
71,850	--	60.25	02/03/22	--	--	--	--
27,218	13,609	54.82	02/07/23	--	--	--	--
11,075	22,149	56.48	02/06/24	--	--	--	--

M. Parrell
56,561	--	60.25	02/03/22	70,279	5,734,063	18,097	1,476,534
21,943	10,971	54.82	02/07/23	--	--	--	--
--	17,818	56.48	02/06/24	--	--	--	--

B. Strohm
21,915	--	53.71	02/07/21	58,240	4,751,802	15,081	1,230,459
49,339	--	60.25	02/03/22	--	--	--	--
19,750	9,874	54.82	02/07/23	--	--	--	--
8,909	17,818	56.48	02/06/24	--	--	--	--

(1)	These Option Awards, which were granted ten years prior to the stated expiration date, vest in equal installments over three years, other than the Option Awards granted to Mr. Neithercut on September 23, 2011 which vested in full on February 1, 2016.

(2)	These Share Awards vest in full on the third anniversary of the grant date, other than the Share Awards granted to Mr. Neithercut on September 23, 2011 which vested in full on February 1, 2016.

(3)	Reflects the number of earned/unvested Share Awards multiplied by $81.59, the closing price of the Company’s common shares at December 31, 2015.

(4)	Reflects the number of LTI Awards (which are payable in the form of Share Awards and vest on February 5, 2018) granted in February 2015, valued at approximately 137% of the target grant, assuming the three-year performance period from 2015-2017 had terminated and been valued as of December 31, 2015. The actual number of Share Awards issued will not be determined until the end of the 2015-2017 performance period.

(5)	Reflects the number of unearned/unvested LTI Awards calculated pursuant to the previous footnote and multiplied by $81.59, the closing price of the Company’s common shares at December 31, 2015.

OPTION EXERCISES AND SHARES VESTED DURING 2015

The following table shows the value realized by the named executives upon exercise of Option Awards and the vesting of Share Awards during 2015.

	Option Awards		Share Awards (1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
D. Neithercut	166,168	$6,298,598	58,069	$4,661,199
D. Santee	44,292	936,038	8,592	689,680
A. George	81,980	3,937,054	19,078	1,531,391
M. Parrell	27,894	716,680	8,016	643,444
B. Strohm	35,767	1,205,684	14,373	1,153,721

(1)	Reflects the vesting of Share Awards granted in 2012 for services performed in 2011. Mr. Santee deferred 8,592 of his vested shares to the Company’s Deferred Compensation Plan, which plan is described in the Nonqualified Deferred Compensation table below. For Mr. Neithercut, Mr. George and Mr. Strohm, the number of Share Awards also includes restricted units granted on February 5, 2015 as a Performance Bonus for service performed in 2014 that vested in full on the grant date but remain subject to a two-year hold.

PENSION BENEFITS

The Company does not have a pension plan for its executive officers and therefore, there are no pension benefits to disclose.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the current value of the compensation previously earned and deferred by the named executive officers to the Company’s employee funded Deferred Compensation Plan during 2015. As the Company does not make contributions to the Plan and does not guaranty any investment return, the balances shown are comprised entirely of contributions made by the executive officers from their salary, bonus or vested Share Awards for prior years and the earnings on those amounts.

	Executive Contributions in 2015	Company Contributions in 2015	Earnings in 2015	Withdrawals in 2015	Balance at December 31, 2015
D. Neithercut	$0	$0	$(404,302)	$0	$19,593,241
D. Santee (1)	1,261,187	0	(222,113)	0	3,051,248
A. George (1)	0	0	(175,916)	(12,308,428)	3,172,196
M. Parrell (1)	61,469	0	(7,504)	0	3,431,106
B. Strohm	0	0	(37,551)	0	9,483,868

(1)	All of Mr. Parrell’s contribution and $571,507 of Mr. Santee’s contribution are also included in the Summary Compensation Table for their respective salary and/or bonus for 2015. For Mr. Santee, the amount shown in the balance column includes the following amount previously reported as annual salary in the Summary Compensation table: $91,400 paid in 2014. For Mr. Parrell, the amount shown in the balance column includes the following amounts previously reported as annual salary in the Summary Compensation table: $97,500 paid in 2014 and $25,962 paid in 2013. For Mr. George, the amount shown in the withdrawal column represents a one-time distribution at or after age 50 allowed by the Company’s Deferred Compensation Plan.

The Plan allows all Company employees with annual total cash compensation of $120,000 or above to defer receipt of up to 25% of their base salary and up to 100% of their Performance Bonus (to the extent taken in cash). Any deferred compensation is deposited by the Company directly with the independent trustee of the Plan, and invested, at the option of the participant, in a limited number of independent mutual funds. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the Plan will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death, change in control or a one-time distribution at or after age 50.

POTENTIAL PAYMENTS UPON TERMINATION OF

EMPLOYMENT, RETIREMENT OR CHANGE IN CONTROL

Change in Control/Severance Agreements

The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the named executive officers that entitle them to receive certain severance payments upon termination of employment following a Change in Control. The Company adopted the CIC Agreements to help ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. A “Change in Control” will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that an executive is dismissed without Cause or resigns for Good Reason during the three-year period following a Change in Control, such person will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a multiple (2.25 for Mr. Neithercut, Mr. George, Mr. Parrell and Mr. Strohm and 2.0 for Mr. Santee) of the executive’s annual base salary plus the average of the executive’s annual Performance Bonus for the last three calendar years. The executive is also entitled to continued medical, dental, life and disability benefits for 2.25 years (2.0 years for Mr. Santee). If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. The Company will not enter into any new agreements with its executive officers that include new excise tax gross-up provisions with respect to payments contingent upon a Change in Control.

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s home office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

The following table discloses the potential severance benefits that would be provided by the Company to each named executive officer under the Company’s contractual obligations in the event of the various termination of employment and retirement scenarios described below or a Change in Control of the Company on December 31, 2015.

Event	D. Neithercut	D. Santee	A. George	M. Parrell	B. Strohm
Change in Control with termination without Cause:
• Cash Severance (1)	$5,829,251	$2,503,333	$2,823,691	$2,602,875	$2,285,980
• Accrued Bonus and LTC (2)	3,600,000	1,200,000	1,200,000	1,200,000	1,000,000
• Health Care Benefits (3)	40,243	47,607	53,478	51,521	40,547
• Excise Tax Gross-Up (4)	--	--	--	--	--

Total:	$9,469,494	$3,750,940	$4,077,169	$3,854,396	$3,326,527

Change in Control without termination; Death or Disability; Voluntary Resignation or Retirement; Termination for Cause:
• Cash Severance	--	--	--	--	--
• Accrued Bonus and LTC	--	--	--	--	--
• Health Care Benefits	--	--	--	--	--
• Excise Tax Gross-Up	--	--	--	--	--
Total:	--	--	--	--	--

(1)	The cash severance due each named executive is 2.25 times (2.0 times for Mr. Santee) the multiple of base salary and average bonus paid in the last three calendar years.

(2)	Represents the target Performance Bonus and the target Performance Equity Grant of Share Awards and Option Awards under the Annual Incentive Plan for the year of termination.

(3)	Represents the cost of the continuation of health care benefits for the applicable time periods described above in “Change of Control/Severance Agreements.” For Mr. Neithercut, Mr. Santee, Mr. George and Mr. Strohm, who are eligible for retirement under the Rule of 70 (defined below), these amounts do not include the additional health benefits described below in “Other Retirement Agreements.”

(4)	Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain change in control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s form W-2 compensation. The Company has agreed to reimburse the executives pursuant to the Change in Control/Severance Agreements described above for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes. The Company will not enter into any new agreements with its executive officers that include new excise tax gross-up provisions with respect to payments contingent upon a Change in Control.

Pursuant to the Company’s Share Incentive Plans, upon a Change in Control of the Company or upon the employee’s death or disability, all of the Company’s employees receive accelerated vesting of unvested Option Awards and outstanding Share Awards. The following table discloses the value of the accelerated vesting of equity awards for each of the named executive officers assuming a Change in Control, death or disability as of December 31, 2015.

Event	D. Neithercut	D. Santee	A. George	M. Parrell	B. Strohm
Change in Control; Death or Disability:
• Unvested equity awards (1) (2)	$44,616,793	$8,747,330	$8,770,493	$7,951,702	$6,693,997

(1)	The dollar amount shown equals: (i) the number at December 31, 2015 of outstanding unvested Share Awards (including the number of unvested LTI Awards valued at approximately 137% of target, assuming the three-year performance period from 2015 – 2017 had terminated and been valued as of December 31, 2015) multiplied by $81.59, the closing price of the Company’s common shares as of that date; and (ii) the in-the-money value of unvested Option Awards at December 31, 2015 ($81.59 less the exercise price of in-the-money Option Awards).

(2)	As each of the named executive officers, other than Mr. Parrell, has continued vesting rights in all unvested equity awards pursuant to the retirement policies described below in “Retirement/Rule of 70”, the accelerated vesting of such awards does not convey an additional material benefit to any officers, other than Mr. Parrell.

Amounts Not Shown in Tables

The following benefits apply generally to all similarly situated employees and are not included in the above tables:

•	Distributions of plan balances under the Company’s Deferred Compensation Plan as shown in the Nonqualified Deferred Compensation table; and

•	Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Retirement/Rule of 70

The Company’s Share Incentive Plans provide for certain benefits upon retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009, retirement generally will mean the termination of employment (other than for cause): (i) at or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70. For employees hired after January 1, 2009, retirement generally will mean the termination of employment (other than for cause) after meeting the requirements of the Rule of 70.

The Rule of 70 is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of termination equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. Mr. Neithercut, Mr. Santee, Mr. George and Mr. Strohm are currently eligible for retirement under the Rule of 70. The Rule of 70 does not apply to Trustees.

For employees hired prior to January 1, 2009 who retire at or after age 62 or for trustees who retire at or after age 72, such employee’s unvested Share Awards and Option Awards would immediately vest, and Option Awards would continue to be exercisable for the balance of the applicable ten-year option period. For all other employees (those hired after January 1, 2009 and those hired before such date who choose to retire prior to age 62), upon such retirement under the Rule of 70, such employee’s unvested Share Awards and Option Awards would continue to vest per the original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change in Control of the Company or the employee’s death or disability), and Option Awards would continue to be exercisable for the balance of the applicable ten-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested Share Awards and unvested and vested Option Awards at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

Other Retirement Agreements

Mr. Neithercut, Mr. George and Mr. Strohm each entered into Split Dollar Life Insurance Agreements with the Company in December 1997, pursuant to which the Company purchased split dollar life insurance policies for the executives with death benefits of approximately $2 million each. Upon the executive’s death or qualified retirement, the executive will be fully vested in the policy and the Company will release its collateral assignment of such policy, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it.

The Company also entered into Executive Retirement Benefits Agreements with Mr. Neithercut, Mr. George and Mr. Strohm in February 2001, which provide that upon the executive’s qualified retirement, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as applicable to any then employed executive officer. The present value of these payments, assuming termination of employment as of December 31, 2015, is $542,190 for Mr. Neithercut; $602,074 for Mr. George and $506,095 for Mr. Strohm.

TRUSTEE COMPENSATION

The compensation of the Company’s Trustees (excluding Mr. Zell and Mr. Neithercut), calculated for the fiscal year from the 2015 annual shareholder meeting to the 2016 annual shareholder meeting, consists of an annual cash retainer and restricted shares and options with values as follows:

Fees
Annual Retainer
Cash	$60,000
Equity (Share Awards and Option Awards)	120,000

Total:	$180,000

Other Compensation
Lead Trustee	$30,000
Audit – Chair	20,000
Compensation – Chair	20,000
Governance – Chair	15,000
Audit – Member	10,000
Compensation – Member	10,000
Governance – Member	7,500
Executive – Member	4,000

Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses.

Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. Trustees are eligible to purchase shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the discounted purchase price under the plan not to exceed $100,000 per year. Non-employee trustees do not participate in the Company’s 401(k) Plan and do not receive any matching contributions on any trustee compensation.

The following table shows the compensation paid to our Trustees for their service on the Board during the 2015 calendar year.

	Annual	Share Awards	Option Awards	Estimated Future Payouts Under Equity Incentive Plan
	Cash Fees	(1)	(1)	Threshold	Target	Maximum	Total
Samuel Zell (2)	$--	$3,249,972	$--		--		$3,249,972
				11,950	23,901	47,802	2,166,626
Gerald A. Spector (3)	70,000	119,939	--		--		189,939
Charles L. Atwood	111,500	119,939	--		--		231,439
David Neithercut	--	--	--		--		--
John W. Alexander	87,115	119,939	--		--		207,054
Linda Walker Bynoe	73,894	119,939	--		--		193,833
Connie K. Duckworth (4)	2,854	59,952	--		--		62,806
Mary Kay Haben	87,885	119,939	--		--		207,824
Bradley A. Keywell	70,000	119,939	--		--		189,939
John E. Neal	94,000	119,939	--		--		213,939
Mark S. Shapiro	77,500	119,939	--		--		197,439
Stephen E. Sterrett (5)	64,945	144,421	24,501		--		233,867
B. Joseph White	92,500	89,972	30,024		--		212,496

(1)	For service provided by the Board from the June 2015 Annual Meeting of Shareholders to the June 2016 Annual Meeting of Shareholders, each trustee (with the exception of Mr. Zell and Mr. Neithercut) received an annual long-term compensation grant of $120,000 on June 24, 2015, which was allocated at the election of the trustee to any combination of Option Awards and Share Awards, utilizing the same valuation criteria as approved by the Board for the annual long-term compensation grants to the Company’s executive officers. Our employee trustee, Mr. Neithercut, received no additional compensation for his service as a Trustee during 2015. All such Share Awards and Option Awards will vest in full on the first anniversary of the grant date. Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement/Rule of 70” discussion in Executive Compensation. Generally, retirement means termination of service on the Board (other than for cause) on or after age 72.

The dollar value of the Share Awards was calculated based on the closing price of the common shares on the grant date of $71.35, and the Option Awards were granted at an exercise price equal to the closing price of the common shares on the grant date of $71.35. The grant date fair value of $12.76 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 26.51%, a risk-free interest rate of 1.71%, and a dividend yield of 3.04%.

(2)	For his services performed in 2014 as Chairman of the Board, Mr. Zell received a long-term compensation grant of $3,249,972 on February 5, 2015, which was allocated 100% to Share Awards utilizing the same valuation criteria approved by the Board for the annual long-term compensation grants to the Company’s executive officers. Accordingly, Mr. Zell received 40,488 Share Awards. The Share Awards were granted at a share price equal to the closing price of the common shares on February 5, 2015 and vest in full on the third anniversary of the grant.

For his services to be performed in 2015 as Chairman of the Board, the Board determined that Mr. Zell’s target compensation of $3,250,000 was to be comprised 67% ($2,166,626) in the form of a LTI Award to be granted in February 2015 for the 2015-2017 performance period and 33% ($1,083,263) in the form of time-based Share Awards/Option Awards to be granted in February 2016. Accordingly, the Estimated Future Payouts Under Equity Incentive Plan columns represent the threshold (50%), target (100%) and maximum (200%) number of LTI Awards approved by the Board on January 27, 2015 and granted to Mr. Zell in February 2015 for the 2015-2017 performance period under the Company’s LTI Plan. The target number of shares is derived by dividing the target value of Mr. Zell’s award of $2,166,626 by the Monte Carlo value as of the date of the award of $90.65 per restricted share.

The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments, assuming the termination of Mr. Zell’s employment as of December 31, 2015, is $5,589,364.

(3)	The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a ten-year cash retirement benefit after the termination of his employment with the Company. Mr. Spector’s ten annual installments commenced on January 1, 2009 with an annual payment of $643,887. The present value estimate of the unpaid payments as of December 31, 2015 is $1,263,401.

(4)	Ms. Duckworth was appointed to the Board on December 17, 2015 and received a long-term compensation grant on December 17, 2015 prorated from the date of her appointment to the Board to the June 2016 Annual Meeting in the amount of $59,952 which was comprised of 744 Share Awards that vest in full on the first anniversary of the grant date. The dollar value of the Share Awards was calculated based on the closing price of the common shares on the grant date of $80.58.

(5)	Mr. Sterrett was appointed to the Board on January 27, 2015 and received a long-term compensation grant on February 5, 2015 prorated from the date of his appointment to the Board to the June 2015 Annual Meeting in the amount of $48,983 which was comprised of 305 Share Awards and 1,791 Option Awards which vest in full on the first anniversary of the grant date. The dollar value of the Share Awards was calculated based on the closing price of the common shares on the grant date of $80.27 and the Option Awards were granted at an exercise price equal to the closing price of the common shares on the grant date of $80.27. The grant date fair value of $13.68 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 26.55%, a risk-free interest rate of 1.29%, and a dividend yield of 3.13%. Mr. Sterrett also received the $120,000 long-term compensation grant referenced in footnote 1 above.

The following table shows the number of outstanding unvested Share Awards and all outstanding Option Awards held by each non-employee Trustee at December 31, 2015.

	Unvested Share Awards	Unvested and Vested Option Awards
Samuel Zell (1)	178,635	1,629,144
Gerald A. Spector	1,681	36,185
Charles L. Atwood	1,681	21,871
John W. Alexander	1,681	25,180
Linda Walker Bynoe	1,681	25,355
Connie K. Duckworth	744	--
Mary Kay Haben	1,681	15,656
Bradley A. Keywell	1,681	17,078
John E. Neal	1,681	2,762
Mark S. Shapiro	1,681	24,677
Stephen E. Sterrett	1,986	1,791
B. Joseph White	1,261	30,179

(1)	Also includes 32,795 LTI Awards (which are payable in the form of Share Awards and vest on February 5, 2018) granted in February 2015, valued at approximately 137% of the target grant, assuming the three-year performance period from 2015-2017 had terminated and been valued as of December 31, 2015. The actual number of LTI Awards issued will not be determined until the end of the 2015-2017 performance period.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2015, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2015, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Audit Committee:

John E. Neal, Chair

Charles L. Atwood

Linda Walker Bynoe

Connie K. Duckworth

Gerald A. Spector

Stephen E. Sterrett

MATTERS FOR SHAREHOLDER VOTING

PROPOSAL 1

ELECTION OF TRUSTEES

Introduction

At the Annual Meeting, shareholders will be asked to elect thirteen trustees to serve until the 2017 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Corporate Governance Committee, the Company’s Board of Trustees has nominated all of the Company’s current trustees, John W. Alexander, Charles L. Atwood, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark S. Shapiro, Gerald A. Spector, Stephen E. Sterrett, B. Joseph White and Samuel Zell for election. Biographies of each of our nominated trustees, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a Trustee of the Company, are set forth above in “Governance of the Company – Biographical Information and Qualifications of Trustees.” The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Guidelines on Governance, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence. As a result of this review, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell, and its Chief Executive Officer and President, Mr. Neithercut.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All of the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Vote Required

A majority of the votes cast in person or by proxy at the meeting is required for the election of trustees in an uncontested election. A majority of the votes means that the number of shares voted “for” a Trustee’s election exceeds fifty percent of the total number of votes cast with respect to his or her election. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. If any incumbent Trustee does not receive a majority of the votes cast for his or her election, the Trustee is required to tender his or her resignation for the consideration of the Board. See “Corporate Governance – Trustee Resignation Policy” above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THIRTEEN TRUSTEE NOMINEES.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2016. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Representatives of Ernst & Young will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2015 and 2014 are as follows:

Type of Fees:	2015	2014
Audit fees (1)	$1,632,407	$1,664,661
Audit-related fees (2)	25,675	24,995
Tax compliance/preparation fees (3)	222,010	284,476
Tax consulting fees (4)	--	232,418
All other fees	--	--

Total:	$1,880,092	$2,206,550

(1)	Audit fees for the audit of our annual financial statements and internal control over financial reporting, the review of our interim financial statements and for work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	Fees for audit-related services include services associated with legally required employee benefit plan audits and subscriptions to online accounting and tax information services.

(3)	Tax compliance and preparation fees are incurred for the review or preparation of tax returns, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2015 and 2014 and has selected Ernst & Young as independent auditor for 2016, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2016. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2016 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2016 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITOR FOR 2016.

PROPOSAL 3

APPROVAL OF EXECUTIVE COMPENSATION

Each public company is generally required to include in its proxy statement a separate resolution subject to a non-binding shareholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution. At the Company’s 2011 Annual Meeting of Shareholders, our shareholders voted on, among other matters, a proposal regarding the frequency of holding a “Say on Pay” vote, and a majority of the votes cast were in favor of holding a vote every year. The Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory “Say on Pay” vote every year. At the Company’s 2017 Annual Meeting of Shareholders, shareholders will have the opportunity to vote on a proposal regarding the future frequency of holding a “Say on Pay” vote.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and Executive Compensation sections above for a detailed description of our executive compensation philosophy and programs and the compensation decisions the Compensation Committee has made under those programs.

The Board recommends that shareholders vote for the following advisory resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

Vote Required

Votes cast “FOR” this proposal must exceed votes cast “AGAINST” it for the approval of this advisory resolution. Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board value the opinion of shareholders and will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

Shareholders will vote on the proposals presented at the Annual Meeting. YOUR VOTE IS VERY IMPORTANT. Please vote your shares in advance of the meeting, using one of the methods described below.

Who Can Vote

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on April 8, 2016 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 365,498,065 common shares were outstanding and entitled to vote.

We are making this proxy statement and our annual report available to shareholders electronically via the Internet at www.proxyvote.com. On April 20, 2016, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice.

How to Vote

Your vote is important and we encourage you to vote promptly. Internet and telephone voting are available 24 hours a day until 11:59 p.m. (Eastern Time) on June 15, 2016, and using either method you will be able to confirm that the vote of your shares has been properly recorded. You may vote in the following ways:

By Internet. You may vote your shares via the Internet at www.proxyvote.com using the control number shown on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form (“VIF”). If you vote by Internet, you do not need to return your proxy card or VIF.

By Telephone. You may vote your shares by calling 1-800-690-6903 and using the control number shown on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF. If you vote by telephone, you do not need to return your proxy card or VIF.

By Mail. If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed VIF.

At the Annual Meeting. If you are a shareholder of record and attend the annual meeting in person, you may use a ballot provided at the meeting to vote. If you are a beneficial owner, you will need to have a legal proxy from your broker in order to vote by ballot at the meeting.

Quorum for the Meeting

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

Beneficial Ownership

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares. A Notice of Internet Availability of Proxy Materials with instructions on how to vote your shares has been provided directly to you by the Company. If your shares are held in “street name” by a broker, you are considered the “beneficial owner” of those shares. You will receive instructions from them on how to vote your shares. Other than for Proposal 2, brokers do not have the ability to vote on the proposals unless they have received voting instructions from you. Accordingly, if you do not provide your broker with voting instructions, your shares for Proposals 1 and 3 will not be voted.

Revoking/Changing Your Proxy

You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

Managing the Number of Proxy Statements and Annual Reports

To reduce our printing costs and postage fees, the Company adopted a procedure called “householding” which provides that shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Proxy Statement and the Annual Report unless instructed otherwise by a shareholder. If you no longer wish to receive hard copies, or would prefer to receive separate copies of the Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Results of the Vote

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityresidential.com in the investor section under “SEC Filings.”

Votes Required and Effect of Abstentions and Broker Non-Votes

Matter	Required Vote	Impact of Abstentions or Broker Non-Votes
1. Election of Trustees	Majority of votes cast with respect to a nominee must be cast FOR that nominee.	Not counted as votes cast; no impact on outcome.
2. Ratification of Ernst & Young LLP as Independent Auditor	Approval by a majority of the votes making up the quorum.	Not counted as votes cast; no impact on outcome.
3. Advisory Approval of executive compensation	Votes cast FOR the proposal must exceed votes cast AGAINST it.	Not counted as votes cast; no impact on outcome.

Proxy Solicitation

The cost of this solicitation of proxies will be borne by the Company. The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $15,000, plus expenses for these services.

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

MISCELLANEOUS

Contacting the Board of Trustees

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. All communications will be forwarded to our Lead Trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2015.

Shareholder Proposals for the 2017 Annual Meeting

Shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2017 Annual Meeting must be received by the Company by December 21, 2016. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our Bylaws as currently in effect, for a shareholder to nominate a trustee or for a proposal of a shareholder to be presented at the Company’s 2017 Annual Meeting, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 21, 2016 and no later than the close of business on December 21, 2016. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Governance of the Company – Trustee Nomination Procedures”.

2015 Annual Report

Additional copies of our 2016 Proxy Statement, 2015 Annual Report and Form 10-K for the year ended December 31, 2015, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqr.com) or by accessing “SEC Filings” in the investor section of the Company’s website at www.equityresidential.com.

By Order of the Board of Trustees

Bruce C. Strohm

Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 20, 2016

EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08960-P77918 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends you vote “FOR” the following proposals:
1.	Election of Trustees		☐	☐	☐

Nominees:

	01) John W. Alexander	08) David J. Neithercut
	02) Charles L. Atwood	09) Mark S. Shapiro
	03) Linda Walker Bynoe	10) Gerald A. Spector
	04) Connie K. Duckworth	11) Stephen E. Sterrett
	05) Mary Kay Haben	12) B. Joseph White
	06) Bradley A. Keywell	13) Samuel Zell
07) John E. Neal

						For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for 2016.					☐	☐	☐

3.	Approve Executive Compensation.					☐	☐	☐

NOTE: In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

For address change/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E08961-P77918

EQUITY RESIDENTIAL

Annual Meeting of Shareholders - June 16, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on June 16, 2016, at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” all Nominees for Trustee and “FOR” Proposals 2 and 3, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side